EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
          For the nine months ended September 30, 1998
                   (in millions, except ratio)

                                                               1998
                                                               ----

Earnings:
   Income before taxes on income                           $1,208.0
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                 (1.6)
   Equity income                                              (42.3)
   Fixed charges                                              181.3
   Proportionate share of income of 50%-owned
     persons                                                   30.8
   Distributed income of less than 50%-owned persons            -
   Amortization of capitalized interest                        15.3
                                                           --------

      Total earnings                                       $1,391.5

Fixed Charges:
   Interest expense:
      Consolidated                                         $  140.0
      Proportionate share of 50%-owned persons                  2.5
                                                           --------
                                                              142.5
                                                           --------

   Amount representative of the interest factor in rents:
      Consolidated                                             31.7
      Proportionate share of 50%-owned persons                   .3
                                                           --------
                                                               32.0
                                                           --------

   Fixed charges added to earnings                            174.5
                                                           --------

   Interest capitalized:
      Consolidated                                              6.8
      Proportionate share of 50%-owned persons                  -
                                                           --------
                                                                6.8
                                                           --------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                               -
                                                           --------

      Total fixed charges                                  $  181.3
                                                           ========

Ratio of earnings to fixed charges                              7.7
                                                           ========


                                -26-